    As Filed With The Securities And Exchange Commission on January 14, 1997

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

              ------------------------------------------------

                                  DYNAMEX INC.

               (Exact name of issuer as specified in its charter)


                Delaware                                86-0712225
        (State of incorporation)           (I.R.S. employer identification no.)

          2630 Skymark Avenue
               Suite 610                                  L4W SA4
         Mississauga, Ontario                           (Zip code)
(Address of principal executive office)

              ------------------------------------------------

                      Dynamex Inc. 1996 Stock Option Plan
                            (Full title of the plan)



              Robert P. Capps                         Bruce H. Hallett
          Vice President--Finance                 Crouch & Hallett, L.L.P.
         and Corporate Development                  717 N. Harwood Street
                Dynamex Inc.                             Suite 1400
             One Galleria Tower                     Dallas, Texas  75201
        13355 Noel Road, Suite 1050                    (214) 953-0053
           Dallas, Texas  75240
               (972) 960-4859



         (Names, addresses and telephone numbers, including area codes, of agents for service)

              ------------------------------------------------

APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES PURSUANT TO THE PLANS: Sales to the optionees of securities proposed to be registered hereunder will occur from time to time after the effective date of this Registration Statement.

              ------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                   Proposed Maximum      Proposed Maximum
Title of Securities  Amount to be      Offering              Aggregate         Amount of
 to be Registered     Registered   Price Per Share        Offering Price   Registration Fee*
-------------------  ------------  ----------------      ----------------  -----------------
Common Stock,
$0.01 par value       630,000 Shs.      $11.375             $7,166,250             $2,172

--------------------------------------------------------------------------------------------

* Estimated solely for purposes of calculating the registration fee, which has been computed in accordance with Rule 457(h), based on the average high and low prices of the registrant's Common Stock on January 10, 1997, as reported on the Nasdaq National Market.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.


       The documents listed (i) through (iii) below are hereby incorporated by reference into this Registration Statement. All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

       (i) The registrant's latest annual report filed pursuant to Section 13 or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933 (the "1933 Act"), which contains, either directly or by incorporation by reference, certified financial statements for the registrant's latest fiscal year for which such statements have been filed.

       (ii) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (i) above.

       (iii) The description of the registrant's Common Stock which is contained in a registration statement on Form 8-A filed under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES.

       Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

       The Company's Restated Certificate of Incorporation eliminates to the fullest extent permissible under the General Corporation Law of Delaware the liability of directors to the Company and the stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate liability (a) for any breach of a director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) in connection with payment of any illegal dividend or illegal stock repurchase; or (d) for any transaction from which the director derives an improper personal benefit. In addition, these provisions do not apply to equitable remedies such as injunctive relief.

       The Company's Bylaws provide that the Company shall indemnify each of its directors and officers, acting in such capacity, so long as such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Such indemnification may be made only upon a determination that such indemnification is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct to permit indemnification under the law. The Company is also required to advance to such persons payment for their expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified.

       The Company also maintains a directors' and officers' liability insurance policy insuring directors and officers of the Company for up to $5.0 million of covered losses as defined in the policy. The Company has entered into Indemnification Agreements with each of its directors and certain of its officers contractually requiring the Company to provide such indemnification to the extent permitted by applicable law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

ITEM 8.  EXHIBITS.

        4(a) Dynamex Inc. 1996 Stock Option Plan and related form of stock option agreements (filed herewith).

        5     Opinion of Crouch & Hallett, L.L.P. (filed herewith).

       23(a) Independent Auditors' Consent of Deloitte & Touche (filed herewith)

       23(b) Independent Auditors' Consent of Deloitte & Touche LLP (filed herewith)

       23(c)  Consent of Crouch & Hallett, L.L.P. (included as part of Exhibit
              5).

ITEM 9.  UNDERTAKINGS.

       (1)    The undersigned registrant hereby undertakes:

              (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

              (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

              (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the restated certificate of incorporation or bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and the State of Texas, on the 14th day of January, 1997.



                                    DYNAMEX INC.



                                    By     /s/ Robert P. Capps
                                           ------------------------------------
                                           Robert P. Capps, Vice President
                                           Finance and Corporate Development


       Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on January 14, 1997.

                   NAME                                         TITLE
                   ----                                         -----
/s/ Richard K. McClelland                   President, Chief Executive Officer and Chairman of the
------------------------------------        Board (Principal Executive Officer)
          Richard K. McClelland


/s/ Robert P. Capps                         Vice President-Finance and Corporate
------------------------------------        Development (Principal Financial Officer)
          Robert P. Capps


/s/ Martin A. Piccolo                       Vice President, Controller and Secretary
------------------------------------        (Principal Accounting Officer)
          Martin A. Piccolo



/s/ James M. Hoak                           Director
------------------------------------
          James M. Hoak



/s/ Wayne Kern
------------------------------------        Director
          Wayne Kern



/s/ Stephen P. Smiley
--------------------------------        Director
         Stephen P. Smiley



/s/ Brian J. Hughes                     Director
--------------------------------
         Brian J. Hughes


/s/ Kenneth H. Bishop                   Director
--------------------------------
         Kenneth H. Bishop


/s/ E. T. Whalen                        Director
--------------------------------
         E. T. Whalen

                              INDEX TO EXHIBITS


     4(a) Dynamex Inc. 1996 Stock Option Plan and related form of stock option agreements.

     5     Opinion of Crouch & Hallett, L.L.P.

    23(a)  Independent Auditors' Consent of Deloitte & Touche.

    23(b)  Independent Auditors' Consent of Deloitte & Touche LLP.

    23(c)  Consent of Crouch & Hallett, L.L.P. (included as part of Exhibit 5).





                                      E-1